Exhibit 99.1

Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000

News Release | For Immediate Release

FactSet Reports Solid Revenue and Earnings Growth in First Quarter 2017

NORWALK, Conn., December 20, 2016 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated financial information and analytical applications, today announced its results for the first quarter of fiscal 2017.

For the quarter ended November 30, 2016, revenues grew to $288.1 million. Operating income rose to $90.3 million compared to $87.3 million in the prior year period. Net income was $66.6 million versus $60.0 million in the year ago first quarter. Diluted earnings per share were $1.66 compared to $1.43 in the same period of fiscal 2016. Additionally, in the first quarter of fiscal 2017, FactSet completed the acquisitions of Vermilion Software Limited (“Vermilion”) and CYMBA Technologies Limited (“CYMBA”), for cash consideration of $67 million and $8 million, respectively.

Organic revenues grew 8.4% during the first quarter of fiscal 2017. Adjusted operating income for the first quarter, which excludes $3.8 million of intangible asset amortization and $1.0 million of non-recurring acquisition costs, was $95.0 million, up 4.5% over the prior year quarter. Adjusted net income increased 12.2% over the prior year and excludes $2.8 million (after-tax) from intangible asset amortization and $0.7 million (after-tax) from non-recurring acquisition costs. Adjusted diluted EPS rose 18.2% to $1.75 and excludes the net effect of intangible asset amortization and non-recurring acquisition costs.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items, including acquisition costs. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet. A supplementary schedule reconciling financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) to these adjusted financial measures is presented on page 10 of this earnings release.

(Condensed and Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2016	2015	Change
Revenues	$288,063	$270,504	6.5%
Adjusted operating income	$95,029	$90,920	4.5%
Adjusted net income	$70,073	$62,443	12.2%
GAAP diluted earnings per share	$1.66	$1.43	16.1%
Adjusted diluted earnings per share	$1.75	$1.48	18.2%
Diluted weighted average shares	40,100	42,063

“We delivered another solid quarter of revenue and earnings growth in a climate that remains challenging for some segments of the market. FactSet’s resilient business model and partnership with our clients continues to be a winning formula. Our advances in technology and product are opening up more enterprise discussions with our clients and the breadth of solutions we can provide them,” said Phil Snow, FactSet CEO.

News Release | For Immediate Release

Annual Subscription Value (“ASV”)

ASV was $1.17 billion at November 30, 2016, up 7.9% organically from the prior year. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $7.9 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Buy-side and sell-side ASV growth rates for the first quarter of fiscal 2017 were 8.3% and 6.3%, respectively. Buy-side clients account for 83.0% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates are presented on page 12 of this earnings release.

Financial Highlights – First Quarter of Fiscal 2017

●

ASV from U.S. operations was $765.3 million, increasing 7.1% organically over the prior year. U.S. revenues were $190.6 million. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. growth rate was 7.1%.

●

ASV from international operations grew 9.3% organically to $405.1 million and now represents 34.6% of total ASV, up from 32.6% a year ago. International revenues rose to $97.5 million. Excluding the impact of foreign currency and acquisitions and dispositions completed in the last 12 months, the international revenue growth rate was 11.0%.

●	The Company’s effective tax rate for the first quarter was 25.9%, a decrease from 31.4% a year ago, primarily due to FactSet’s global operational realignment effective September 1, 2016.

●	Quarterly free cash flow was $38.6 million.

Operational Highlights – First Quarter of Fiscal 2017

●	Client count as of November 30, 2016 was 3,116, a net increase of 24 clients in the past three months driven by client additions from the Vermilion and CYMBA acquisitions.

●	User count grew 1,308 to 66,963.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 93%.

●

Employee count was 8,713 at November 30, 2016, up 780 people in the past 12 months. Excluding the acquired Vermilion and CYMBA workforces and employees of the sold Market Metrics business, headcount increased 10.7% from a year ago.

●	Capital expenditures were $12.5 million primarily related to the build out of office space and purchases of computer-related equipment.

●

On July 1, 2016 FactSet entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $120.0 million of FactSet common stock. The final settlement of the ASR Agreement occurred in the first quarter of fiscal 2017. The Company repurchased 698,523 shares of its common stock under the ASR Agreement.

●

In addition, FactSet repurchased 505,000 shares for $79.3 million during the first quarter under the Company’s existing share repurchase program. As of November 30, 2016, $117.7 million remained authorized for further repurchases. Over the last 12 months, $473.4 million has been returned to stockholders in the form of share repurchases and dividends, funded by cash generated from operations and the sale of the Market Metrics business.

●	Common shares outstanding were 39.7 million at November 30, 2016.

●	In November 2016, FactSet held its 2016 Investment Process Symposium in Southampton, Bermuda, with 228 industry professionals from 105 firms and 70 cities in attendance.

●	FactSet was named “Best Index Data Provider” at the 2016 Data Management Review Awards in November 2016.

News Release | For Immediate Release

First Quarter Fiscal 2017 Acquisitions

In November 2016, FactSet acquired Vermilion, a premier global provider of client reporting and communications software and services to the financial services industry, for cash consideration of $67 million. Client reporting is a rapidly growing area of the market as regulatory requirements rise and investors grow increasingly sophisticated. The Vermilion Reporting Suite (VRS) creates a workflow around all elements of the client reporting process. At the time of acquisition, Vermilion employed 59 individuals across offices located in the U.K., U.S. and Singapore.

In September 2016, FactSet completed the acquisition of CYMBA, a fast-growing provider of high-performance multi-asset class investment management solutions, for cash consideration of $8 million. A U.K.-based company, CYMBA has a solid foundation of core order management system functionality through its product. CYMBA has 11 employees based in its London office.

“CYMBA and Vermilion are outstanding additions as FactSet strives to more holistically address the portfolio life cycle through both innovation and acquisition,” explained Phil Snow. “Operating alone, each company has developed compelling functionality to meet critical needs of the investment management community; in combination with FactSet’s core strengths and global commercial footprint, we believe we will better meet client needs going forward.”

The Vermilion and CYMBA acquisitions added $15 million in acquired ASV during the quarter. Following the closing of the Vermilion acquisition, FactSet carries $365 million in total debt under its amended revolving credit facility with Bank of America at an interest rate of one-month LIBOR plus 0.75%. The credit facility has a three-year term and may be expanded up to a total of $400 million. Vermilion and CYMBA’s operations did not have an impact on FactSet’s first quarter adjusted diluted earnings per share. For the second quarter of fiscal 2017, these two acquisitions combined are expected to reduce adjusted diluted EPS by $0.01 and reduce GAAP diluted EPS by $0.02. FactSet forecasts that the acquisitions will be breakeven to both adjusted and GAAP diluted EPS by the fourth quarter of fiscal 2017.

FactSet Operational Realignment

Effective September 1, 2016, FactSet realigned certain aspects of its global operations from FactSet Research Systems Inc., its U.S. parent company, to FactSet UK Limited, a U.K. operating company, to better position the Company to serve its growing client base outside the U.S. This realignment allows the Company to further implement strategic corporate objectives and helps achieve operational and financial efficiencies, while complementing FactSet’s increasing global growth and reach. As a result of the realignment, the Company’s effective tax rate declined from 28.3% in the fourth quarter of 2016 to 25.9% in the first quarter of 2017.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2017 Expectations:

●	Revenues are expected to range between $293 million and $298 million.

●	GAAP operating margin is expected to range between 31% and 32%. Adjusted operating margin is expected to range between 32.5% and 33.5%.

●	The annual effective tax rate is expected to range between 25.5% and 26.5%.

●

GAAP diluted EPS is expected to range between $1.70 and $1.74. Adjusted EPS is expected to range between $1.78 and $1.82. The midpoint of the adjusted EPS range represents 13.2% growth over the prior year.

News Release | For Immediate Release

Conference Call

The Company will host a conference call today, December 20, 2016 at 11:00 a.m. Eastern Time to review the first quarter earnings release. To listen, please visit the “Audiocasts” section on FactSet's Investor Relations website at http://investor.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income and margin, net income and diluted earnings per share have been adjusted. Adjusted operating income during the just completed first quarter excludes $3.8 million of intangible asset amortization and $1.0 million of non-recurring acquisition costs. Adjusted net income excludes the after-tax charges of $2.8 million from intangible asset amortization and $0.7 million from non-recurring acquisition costs. Adjusted diluted EPS of $1.75 excludes the net effect of intangible asset amortization and non-recurring acquisition costs.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the recently completed first quarter was $51.1 million of net cash provided by operations and $12.5 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release | For Immediate Release

About FactSet

FactSet delivers the world's best insight and information to investment professionals through superior analytics, service, content, and technology. More than 65,000 users make smarter investment decisions with FactSet's desktop analytics, mobile applications, and comprehensive data feeds. FactSet is also an honoree of Fortune's 100 Best Companies to Work For and a Best Workplace Award recipient in the United Kingdom and France. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS | NASDAQ:FDS).

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Consolidated Statements of Income – Unaudited

	Three Months Ended November 30,
(In thousands, except per share data)	2016	2015

Revenues	$288,063	$270,504

Operating expenses
Cost of services	127,250	114,736
Selling, general and administrative	70,494	68,460
Total operating expenses	197,744	183,196

Operating income	90,319	87,308

Other (expense) income
Interest (expense), net of interest income	(499)	93
Total other (expense) income	(499)	93

Income before income taxes	89,820	87,401

Provision for income taxes	23,237	27,436

Net income	$66,583	$59,965

Diluted earnings per common share	$1.66	$1.43

Diluted weighted average common shares	40,100	42,063

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Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended November 30,
(In thousands)	2016	2015

Net income	$66,583	$59,965

Other comprehensive loss, net of tax
Net unrealized gain (loss) on cash flow hedges*	447	(416)
Foreign currency translation adjustments	(11,497)	(6,386)
Other comprehensive loss	(11,050)	(6,802)
Comprehensive income	$55,533	$53,163

*For the three months ended November 30, 2016, the unrealized gain on cash flow hedges was net of tax expense of $261. For the three months ended November 30, 2015, the unrealized loss on cash flow hedges was net of tax benefits of $244.

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Consolidated Balance Sheets - Unaudited

	November 30,	August 31,
(In thousands)	2016	2016

ASSETS
Cash and cash equivalents	$173,288	$228,407
Investments	20,951	24,217
Accounts receivable, net of reserves	109,680	97,797
Deferred taxes	2,695	3,158
Prepaid expenses and other current assets	18,045	15,697
Total current assets	324,659	369,276

Property, equipment, and leasehold improvements, net	90,438	84,622
Goodwill	507,656	452,915
Intangible assets, net	109,032	93,161
Deferred taxes	7,314	13,406
Other assets	7,066	5,781
Total Assets	$1,046,165	$1,019,161

LIABILITIES
Accounts payable and accrued expenses	$50,526	$45,836
Accrued compensation	16,670	51,036
Deferred fees	32,940	33,247
Taxes payable	15,815	7,781
Deferred taxes	413	291
Dividends payable	19,852	20,019
Total current liabilities	136,216	158,210

Deferred taxes	2,766	1,708
Taxes payable	9,395	8,782
Long-term debt	365,000	300,000
Deferred rent and other non-current liabilities	36,005	33,080
Total Liabilities	$549,382	$501,780

STOCKHOLDERS’ EQUITY
Common stock	$515	$512
Additional paid-in capital	675,773	623,195
Treasury stock, at cost	(1,430,560)	(1,321,700)
Retained earnings	1,330,658	1,283,927
Accumulated other comprehensive loss	(79,603)	(68,553)
Total Stockholders’ Equity	496,783	517,381
Total Liabilities And Stockholders’ Equity	$1,046,165	$1,019,161

News Release | For Immediate Release

Consolidated Statements of Cash Flows – Unaudited

(In thousands)	Three Months Ended November 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$66,583	$59,965
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,016	8,437
Stock-based compensation expense	6,385	6,462
Deferred income taxes	4,907	2,388
Tax benefits from share-based payment arrangements	(5,511)	(9,083)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(9,985)	1,599
Accounts payable and accrued expenses	2,043	1,056
Accrued compensation	(34,261)	(23,073)
Deferred fees	(3,118)	(2,588)
Taxes payable, net of prepaid taxes	13,786	20,561
Prepaid expenses and other assets	(2,805)	3,998
Deferred rent and other non-current liabilities	3,225	1,255
Other working capital accounts, net	(152)	110
Net cash provided by operating activities	51,113	71,087

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(71,689)	(264,087)
Purchases of investments	(16,700)	(12,131)
Proceeds from sales of investments	19,501	12,423
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(12,537)	(14,385)
Net cash used in investing activities	(81,425)	(278,180)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(19,867)	(18,053)
Repurchase of common stock	(84,860)	(44,339)
Proceeds from debt	65,000	265,000
Debt issuance costs	—	(12)
Proceeds from employee stock plans	16,685	20,025
Tax benefits from share-based payment arrangements	5,511	9,083
Net cash (used in) provided by financing activities	(17,531)	231,704

Effect of exchange rate changes on cash and cash equivalents	(7,276)	(3,377)

Net (decrease) increase in cash and cash equivalents	(55,119)	21,234

Cash and cash equivalents at beginning of period	228,407	158,914
Cash and cash equivalents at end of period	$173,288	$180,148

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Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income and margin, net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2016	2015	Change
GAAP Operating income	$90,319	$87,308
Intangible asset amortization (a)	3,756	2,922
Non-recurring acquisition costs (b)	954	690

Adjusted operating income	$95,029	$90,920	4.5%
Adjusted operating margin	33.0%	33.6%

GAAP Net income	$66,583	$59,965
Intangible asset amortization (a)(c)	2,783	2,004
Non-recurring acquisition costs (b)(c)	707	474

Adjusted net income	$70,073	$62,443	12.2%

Adjusted Diluted earnings per common share (d)	$1.75	$1.48	18.2%
Weighted average common shares (Diluted)	40,100	42,063

(a)

GAAP operating income in the first quarter of fiscal 2017 was adjusted to exclude $3.8 million of pre-tax intangible asset amortization, which reduced net income by $2.8 million and diluted earnings per share by $0.07. GAAP operating income in the first quarter of fiscal 2016 was adjusted to exclude $2.9 million of pre-tax intangible asset amortization, which reduced net income by $2.0 million and diluted earnings per share by $0.05.

(b)

GAAP operating income in the first quarter of fiscal 2017 was adjusted to exclude $1.0 million of pre-tax non-recurring acquisition costs related to the Vermilion and CYMBA acquisitions, which reduced net income by $0.7 million and diluted earnings per share by $0.02. GAAP operating income in the first quarter of fiscal 2016 was adjusted to exclude $0.7 million of pre-tax non-recurring acquisition costs related primarily to the Portware acquisition, which reduced net income by $0.5 million and diluted earnings per share by $0.01.

(c)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization and non-recurring acquisition costs were taxed at the effective tax rates of 25.9% for fiscal 2017 and 31.4% for fiscal 2016.

(d)	The sum of the non-GAAP diluted earnings per share may not equal the totals above due to rounding.

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Supplementary Schedule of Historical Adjusted Financial Measures

The following table presents adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share, and may be useful to facilitate historical comparisons.

(Unaudited) (In thousands, except per share data)	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
GAAP Operating income	$90,319	$87,734	$89,290	$85,344	$87,308
Intangible asset amortization	3,756	3,732	4,085	4,078	2,922
Non-recurring items	954	4,632	1,394	3,838	690
Adjusted operating income	$95,029	$96,098	$94,769	$93,260	$90,920
Adjusted operating margin	33.0%	33.4%	33.0%	33.1%	33.6%

GAAP Net income	$66,583	$144,306	$66,781	$67,763	$59,965
Intangible asset amortization	2,783	2,675	2,925	2,903	2,004
Non-recurring items	707	(78,374)	(2,161)	(4,585)	474
Adjusted net income	$70,073	$68,607	$67,545	$66,081	$62,443

Adjusted Diluted earnings per common share	$1.75	$1.69	$1.64	$1.59	$1.48
Weighted average common shares (Diluted)	40,100	40,673	41,189	41,536	42,063

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Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
% of ASV from buy-side clients	83.0%	82.6%	83.0%	82.8%	82.4%
% of ASV from sell-side clients	17.0%	17.4%	17.0%	17.2%	17.6%

ASV Growth rate from buy-side clients	8.3%	9.0%	10.3%	9.9%	9.5%
ASV Growth rate from sell-side clients	6.3%	7.6%	8.1%	10.0%	10.3%
Total Organic ASV Growth Rate	7.9%	8.8%	9.9%	9.9%	9.7%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(In millions)	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
As reported ASV	$1,170.4	$1,149.9	$1,156.3	$1,139.2	$1,108.7
Less acquired ASV (a)	(14.7)	(39.3)	(39.3)	(39.7)	(49.0)
Less Market Metrics ASV	—	—	(36.8)	(38.2)	(38.7)
Less Currency impact (b)	2.1	(2.2)	(0.6)	0.8	1.8
Organic ASV total	$1,157.8	$1,108.4	$1,079.6	$1,062.1	$1,022.8
Total Organic ASV Growth Rate	7.9%	8.8%	9.9%	9.9%	9.7%

(a)	Acquired ASV from acquisitions completed within the last 12 months.

(b)	The impact from foreign currency movements over the past 12 months was excluded above to calculate total organic ASV.